Exhibit 21.1

AMAZON.COM, INC.

LIST OF SIGNIFICANT SUBSIDIARIES

Legal Name	Jurisdiction	Percent Owned
Amazon.com Holdings, Inc.	Delaware	100%
Amazon.com LLC	Delaware	100%
Amazon.com.nvdc, Inc.	Delaware	100%
Amazon.com.nddc, Inc.	Delaware	100%
Amazon.com.ksdc, Inc.	Delaware	100%
Amazon.com.kydc, Inc.	Delaware	100%
Amazon.com Kids, Inc.	Delaware	100%
NV Services, Inc.	Nevada	100%
Amazon.com.dedc, LLC	Delaware	100%
Amazon Services, Inc.	Nevada	100%
Amazon Technologies, Inc.	Nevada	100%
Amazon.com Int’l Sales, Inc.	Delaware	100%
Amazon Global Resources, Inc.	Delaware	100%
Amazon.com Int’l Marketplace, Inc.	Delaware	100%